CALCULATION OF REGISTRATION FEE

			Maximum
	Amount to be	Maximum offering	aggregate offering	Amount of
Title of each class of securities to be registered(1)	registered(2)	price per unit	price	registration fee(3)
Ordinary shares, par value US$0.01 per share	21,390,000	US$13.00	US$278,070,000	US$15,516.31

(1)	These shares are represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents one ordinary share.

(2)	Include 2,790,000 ordinary shares represented by ADSs that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended and relates to the registration statement on Form F-3 (File No. 333-155782) filed by the Registrant.

Filed Pursuant to 424(b)(5)
333-155782

Prospectus Supplement to Prospectus Dated June 15, 2009

Yingli Green Energy Holding Company Limited

18,600,000 American Depositary Shares

Representing 18,600,000 Ordinary Shares

This is a public offering of American depositary shares, or ADSs, of Yingli Green Energy Holding Company Limited. We are offering 15,600,000 ADSs, and Yingli Power Holding Company Ltd., a company beneficially owned by the family trust of Mr. Liansheng Miao, the chairperson of our board of directors and our chief executive officer, is offering 3,000,000 ADSs. We will not receive any of the proceeds from the sale of ADSs by the selling shareholder. Each ADS represents one ordinary share, par value US$0.01 per share. The ADSs are evidenced by American depositary receipts, or ADRs. Our ADSs are listed on the New York Stock Exchange under the symbol “YGE.” On June 16, 2009, the last reported trading price for our ADSs was US$13.33 per ADS.

Investing in our ADSs involves risk. See “Risk Factors” beginning on page S -11 and in the documents incorporated by reference in this prospectus supplement to read about risks you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per ADS		Total

Public offering price	US$	13.00	US$	241,800,000
Underwriting discounts and commissions	US$	0.52	US$	9,672,000
Proceeds, before expenses, to us	US$	12.48	US$	194,688,000
Proceeds, before expenses, to the selling shareholder	US$	12.48	US$	37,440,000

To the extent that the underwriters sell more than 18,600,000 ADSs, the underwriters have an option to purchase up to 2,790,000 additional ADSs from us to cover over-allotments.

The underwriters expect to deliver the ADSs evidenced by the ADRs against payment in U.S. dollars in New York, New York on or about June 22, 2009.

Sole Global Coordinator
Deutsche Bank Securities

Joint Bookrunners

Deutsche Bank Securities
Credit Suisse
Citi
Co-Manager

Piper Jaffray

The date of this prospectus supplement is June 16, 2009.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person, including the selling shareholder, to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder nor any of the underwriters is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT AND
THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other information. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the sections entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information included in this prospectus supplement and the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the ADSs offered by this prospectus supplement and the accompanying prospectus. We are not, and the underwriters are not, making any representation to any offeree or purchaser of our ADSs regarding the legality of an investment in our ADSs by that offeree or purchaser under appropriate investment or similar laws.

SPECIAL NOTE REGARDING COMBINED FINANCIAL DATA

We, or Yingli Green Energy, were incorporated on August 7, 2006. On September 5, 2006, Yingli Group Co., Ltd., or Yingli Group, an entity controlled by Mr. Liansheng Miao, the chairperson of the board of directors and chief executive officer of Yingli Green Energy, who also controls our controlling shareholder, Yingli Power Holding Company Ltd., or Yingli Power, transferred its 51% equity interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd., or Tianwei Yingli, to Yingli Green Energy. As Yingli Group and Yingli Green Energy were entities under common control at the time of the transfer, the 51% equity interest in Tianwei Yingli was recorded by us at the historical cost to Yingli Group, which approximated the historical carrying values of the assets and liabilities of Tianwei Yingli. For financial statements reporting purposes, Tianwei Yingli was deemed to be our predecessor for periods prior to September 5, 2006.

In our discussion of the results for the year ended December 31, 2006, we refer to certain line items in the statement of income or statement of cash flow as “combined” for comparative purposes. These combined amounts represent the addition or reconciliation of the amounts for certain line items in the statement of income or statement of cash flow of Tianwei Yingli, our predecessor, for the period from January 1, 2006 through September 4, 2006, and the amounts for the corresponding line items in the statement of income or statement of cash flow of us, for the period from August 7, 2006 (date of inception) through December 31, 2006. For the period from August 7, 2006 (date of inception) through September 4, 2006, during which the financial statements of the predecessor and those of Yingli Green Energy overlap, Yingli Green Energy did not engage in any business or operations.

The combined financial data for the year ended December 31, 2006 do not comply with accounting principles generally accepted in the United States, or U.S. GAAP, or the rules relating to pro forma presentation. We are including these combined amounts to supplementally provide information which we believe will be helpful to gain a better understanding of our results of operations and improve the comparative period-to-period analysis. These combined amounts do not purport to represent what our results of operations would have been in such periods if Yingli Group had transferred its 51% equity interest in Tianwei Yingli to us on January 1, 2006.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents.

Overview

We are one of the leading vertically integrated photovoltaic, or PV, product manufacturers in the world. We design, manufacture and sell PV modules, and design, assemble, sell and install PV systems. With an overall annual manufacturing capacity of 400 megawatts for each of polysilicon ingots and wafers, PV cells and PV modules as of the date of this prospectus supplement, we believe we are currently one of the largest manufacturers of PV products in the world as measured by annual manufacturing capacity. Except for the production of polysilicon materials which we plan to begin trial production by the end of 2009 or early 2010, our current products and services substantially cover the entire PV industry value chain, ranging from the manufacture of multicrystalline polysilicon ingots and wafers, PV cells and PV modules to the manufacture of PV systems and the installation of PV systems. We believe we are one of the largest PV companies in the world to have adopted a vertically integrated business model. Our end-products include PV modules and PV systems in different sizes and power outputs. We sell PV modules under our own brand names, Yingli and Yingli Solar, to PV system integrators and distributors located in various markets around the world, including Spain, Germany, the United States, and China.

In 2002, we began producing PV modules with an initial annual manufacturing capacity of three megawatts and have significantly expanded production capacities of our PV products in the past six years to the current level. We currently plan to expand our overall annual manufacturing capacity of each of polysilicon ingots and wafers, PV cells and PV modules to 600 megawatts in the third quarter of 2009. In addition, we recently completed the acquisition of Cyber Power Group Limited, or Cyber Power, which, through its principal operating subsidiary in China, Fine Silicon Co., Ltd, or Fine Silicon, is expected to begin trial production of solar-grade polysilicon by the end of 2009 or early 2010.

Historically, we have sold and installed PV systems in the western regions of China where substantial government-subsidized rural electrification projects are underway. We also sell PV systems to mobile communications service providers in China for use across China and plan to export our PV systems into major international markets such as Germany, Spain, Italy and the United States. In order to promote the export of our PV systems, we have participated in the design and installation of large PV system projects undertaken by our customers overseas. Historically, sales of PV systems by us have not been significant. However, we expect our sales of PV systems to increase although we expect such sales to remain relatively insignificant as a percentage of our net revenues in the near term.

Our total net revenues increased from RMB 1,638.8 million in 2006, on a combined basis, to RMB 4,059.3 million in 2007, and to RMB 7,553.0 million (US$1,107.1 million) in 2008. Our income from operations increased from RMB 366.9 million in 2006, on a combined basis, to RMB 679.5 million in 2007, and to RMB 1,153.3 million (US$169.0 million) in 2008, representing operating profit margins of 22.4%, 16.7% and 15.3%, respectively. Our net income was RMB 186.2 million in the period from January 1, 2006 through September 4, 2006, RMB 30.0 million for the period from August 7, 2006 (date of inception) through December 31, 2006, RMB 389.0 million in 2007 and RMB 666.8 million (US$97.7 million) in 2008, representing net profit margins of 21.1%, 4.0%, 9.6% and 8.8%, respectively.

Corporate Information

Our principal executive offices are located at No. 3055 Middle Fuxing Road, Baoding, Hebei Province, People’s Republic of China. Our telephone number at this address is (86 312) 3100-500 and our fax number is (86 312) 3151-881. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, New York, New York 10017. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.yinglisolar.com. The information contained on our website is not part of this prospectus supplement.

Conventions That Apply To This Prospectus Supplement

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to:

•	“€” and “Euro” are to the legal currency of the member states of the European Union that adopted such currency as their single currency in accordance with the Treaty Establishing the European Community (signed in Rome on March 25, 1957), as amended by the Treaty on European Union (signed in Maastricht on February 7, 1992);

•	“US$” and “U.S. dollars” are to the legal currency of the United States;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one ordinary share, par value US$0.01 per share, of our company;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.01 per share; and

•	“we,” “us,” “our” and “our company” refer to Yingli Green Energy Holding Company Limited, a company incorporated in the Cayman Islands, and all direct and indirect consolidated subsidiaries of Yingli Green Energy Holding Company Limited, unless the context otherwise requires or as otherwise indicates.

In addition, unless otherwise indicated, ordinary shares outstanding and ownership percentage in us does not take into account an aggregate of 1,566,636 issued but unvested restricted shares as of June 12, 2009, which have been issued to DBS Trustees Limited in connection with restricted stock awards granted under our 2006 stock incentive plan. See “Item 6.B. Compensation of Directors and Executive Officers—2006 Stock Incentive Plan—Granted Restricted Shares” in our annual report on 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement.

This prospectus supplement contains translations of certain Renminbi amounts into U.S. dollar amounts at specified rates. All translations from Renminbi amounts to U.S. dollar amounts were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translation of Renminbi amounts into U.S. dollar amounts has been made at the noon buying rate in effect on December 31, 2008, which was RMB 6.8225 to US$1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. See “Item 3.D. Risk Factors—Risks Related to Doing Business in China—Fluctuation in the value of the

Renminbi may have a material adverse effect on your investment” and “Item 3.D. Risk Factors—Risk Related to Us and PV Industry—Fluctuations in exchange rates could adversely affect our results of operations” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement.

On June 12, 2009, the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board was RMB 6.8352 to US$1.00.

THE OFFERING

Price per ADS	US$13.00 per ADS

ADSs offered by us	15,600,000 ADSs

ADSs offered by the selling shareholder	3,000,000 ADSs

Ordinary shares outstanding immediately after this offering	145,589,700 ordinary shares, excluding ordinary shares issuable upon the exercise of outstanding share options, issued but unvested restricted shares, and ordinary shares reserved for issuance under our 2006 stock incentive plan.

ADSs outstanding immediately after this offering	93,174,202 ADSs, assuming no exercise of the underwriters’ option to purchase additional ADSs from us.

Over-allotment option	We have granted to the underwriters a 30-day option to purchase up to 2,790,000 additional ADSs.

ADSs	Each ADS represents one ordinary share, par value US$0.01 per share. The ADSs will be evidenced by ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus.

Depositary	JPMorgan Chase Bank, N.A.

New York Stock Exchange trading symbol	“YGE”

Use of proceeds	We estimate that we will receive net proceeds of approximately US$192.7 million from this offering after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for the following purposes:

• approximately US$50.0 million to repay the loan facility provided to our subsidiary, Yingli Energy (China) Co., Ltd., or Yingli China, by a fund managed by Asia Debt Management Hong Kong Limited, or ADM Capital; and

• the remaining amount to repay other existing indebtedness to improve our balance sheet position and for other general corporate purposes.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder.

See “Use of Proceeds” for additional information.

Risk factors	You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the ADSs.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present the summary consolidated financial information of us and our predecessor, Tianwei Yingli. You should read this information together with the consolidated financial statements and related notes and information under “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement. The historical results are not necessarily indicative of results to be expected in the future.

Yingli Green Energy was incorporated on August 7, 2006. For the period from August 7, 2006 (date of inception) through September 4, 2006, Yingli Green Energy did not engage in any business or operations. On September 5, 2006, Baoding Yingli Group Co., Ltd., or Yingli Group, an entity controlled by Mr. Liansheng Miao, our chairperson and chief executive officer, who also controls our controlling shareholder, Yingli Power, transferred its 51% equity interest in Tianwei Yingli to Yingli Green Energy. As Yingli Group and we were entities under common control at the time of the transfer, the 51% equity interest in Tianwei Yingli were recorded by us at the historical cost to Yingli Group, which approximated the historical carrying values of the assets and liabilities of Tianwei Yingli. For financial statements reporting purposes, Tianwei Yingli is deemed to be our predecessor for periods prior to September 5, 2006.

The summary consolidated income statement data and other consolidated financial data for the period from January 1, 2006 through September 4, 2006 have been derived from the audited consolidated financial statements of our predecessor, Tianwei Yingli, included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement. The summary consolidated income statement data (other than per ADS data) and other consolidated financial data for the period from August 7, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements which are not included in this prospectus supplement, the prospectus accompanying this prospectus supplement or our annual report on Form 20-F for the year ended December 31, 2008. The consolidated financial statements of each of Yingli Green Energy and Tianwei Yingli have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

	Predecessor	Yingli Green Energy
	For the Period	For the Period
	from January 1,	from August 7,
	2006 through	2006 through
	September 4,	December 31,	For the Year Ended December 31,
	2006	2006	2007	2008	2008
	RMB	RMB	RMB	RMB	US$
	(in thousands, except per share and per ADS data)
Consolidated Income Statement Data
Net revenues	883,988	754,793	4,059,323	7,553,015	1,107,074
Gross profit	272,352	179,946	956,840	1,629,609	238,858
Income from operations	234,631	132,288	679,543	1,153,300	169,044
Interest expense	(22,441)	(25,789)	(64,834)	(149,193)	(21,868)
Foreign currency exchange losses, net	(3,406)	(4,693)	(32,662)	(66,286)	(9,716)
Gain (loss) on debt extinguishment	—	(3,908)	—	—	—
Income tax benefit (expense)	(22,546)	(22,968)	(12,928)	5,588	819
Minority interests	76	(45,285)	(192,612)	(293,300)	(42,990)
Net income	186,223	30,017	389,020	666,764	97,730
Net income applicable to ordinary shareholders		23,048	335,869	666,764	97,730
Basic earnings per share applicable to ordinary shareholders(1)(2)		0.36	3.00	5.23	0.77
Diluted earnings per share(1)(2)		0.36	2.89	5.15	0.75
Basic earnings per ADS(1)(2)		0.36	3.00	5.23	0.77
Diluted earnings per ADS(1)(2)		0.36	2.89	5.15	0.75

			For the Year
			Ended December 31,
	Predecessor	Yingli Green Energy
	For the Period	For the Period
	from January 1,	from August 7,
	2006 through	2006 through
	September 4,	December 31,
	2006	2006	2007	2008
	(in percentages)

Other Consolidated Financial Data
Gross profit margin(3)	30.8%	23.8%	23.6%	21.6%
Operating profit margin(3)	26.5%	17.5%	16.7%	15.3%
Net profit margin(3)	21.1%	4.0%	9.6%	8.8%

	As of December 31,
	2006	2007	2008
	RMB	RMB	RMB	US$
	(in thousands)

Consolidated Balance Sheet Data
Cash and restricted cash	400,235	968,241	1,218,148	178,549
Accounts receivable, net	281,921	1,240,844	1,441,949	211,352
Inventories	811,746	1,261,207	2,040,731	299,118
Prepayments to suppliers	134,823	1,056,776	774,014	113,450

Total current assets	1,722,295	5,074,225	6,062,020	888,534
Long-term prepayments to suppliers	226,274	637,270	674,164	98,815
Property, plant and equipment, net	583,498	1,479,829	3,385,682	496,252
Total assets	2,813,461	7,658,896	11,068,683	1,622,380
Short-term borrowings and current portion of long-term bank borrowings(4)	267,286	1,261,275	2,044,200	299,626
Total current liabilities	649,002	1,519,577	2,829,419	414,719
Convertible senior notes	—	1,262,734	1,241,908	182,031
Long-term bank borrowings, excluding the current portion	—	—	662,956	97,172
Total liabilities	1,339,878	2,902,272	4,922,621	721,528
Minority interests	387,716	754,799	1,395,151	204,493
Total owners’/shareholders’ equity	68,530	4,001,825	4,750,911	696,359

	For the Year Ended December 31,
	2006	2007	2008

Consolidated Operating Data
PV modules sold (in megawatts)(5)	51.3	142.5	281.5
Average selling price of PV modules (per watt in US$)(6)	3.82	3.86	3.88

(1)	Commencing January 1, 2007, our primary operating subsidiary, Tianwei Yingli, began enjoying certain exemptions from income tax. Prior to January 1, 2007, there was no tax exemption in place.

The net income, basic and diluted earnings per share effects of the tax holiday for the years ended December 31, 2007 and 2008 are as follows:

	For the Year Ended December 31,
	2007	2008
	RMB	RMB	US$
	(in thousands, except per share data)

Net income	78,357	196,873	28,856
Basic earnings per share	0.80	1.55	0.23
Diluted earnings per share	0.78	1.52	0.22

(2)	Tianwei Yingli, our predecessor, is not a share-based company and had no outstanding shares for the period presented, and therefore, we have not presented earnings per share for Tianwei Yingli.

(3)	Gross profit margin, operating profit margin and net profit margin represent gross profit, operating profit and net profit, respectively, divided by net revenues.

(4)	Includes loans guaranteed or entrusted by related parties, which amounted to RMB 233.0 million, RMB 470.2 million and nil, as of December 31, 2006, 2007 and 2008, respectively.

(5)	PV modules sold, for a given period, represents the total PV modules, as measured in megawatts, delivered to customers under the then effective supply contracts during such period.

(6)	We compute average selling price of PV modules per watt for a given period as the total sales of PV modules divided by the total watts of the PV modules sold during such period, and translated into U.S. dollars at the noon buying rate at the end of such period as certified by the United States Federal Reserve Board.

RECENT DEVELOPMENTS

Effective January 1, 2009, as a result of the adoption of Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51,” and FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement),” our condensed consolidated balance sheet as of December 31, 2008 has been re-casted for purposes of comparison. The following tables set forth previously reported condensed consolidated balance sheet information as of December 31, 2008, adjusted condensed consolidated balance sheet information as of December 31, 2008, condensed consolidated balance sheet information as of March 31, 2009, adjusted condensed consolidated statements of operations information for the three months ended March 31, 2008 and December 31, 2008 and condensed consolidated statement of operations information for the three months ended March 31, 2009. Certain Renminbi amounts in this “Recent Developments” section have been translated into U.S. dollar amounts at the rate of RMB 6.8329 to US$1.00, the noon buying rate in New York for cable transfers of Renminbi per U.S. dollar as set forth in the H.10 weekly statistical release of the Federal Reserve Board, as of March 31, 2009. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollar amounts at such rate, or at any other rate.

	For the Three Months Ended
	March 31, 2008	December 31, 2008
	(As adjusted)	(As adjusted)	March 31, 2009
	RMB	RMB	RMB	US$
	(in thousands, except per share and per ADS data)

Summary Consolidated Statement of Operations Information
Total net revenues	1,595,045	1,761,199	999,899	146,336
Gross profit	392,268	232,934	152,487	22,317
Operating expenses	(109,605)	(135,138)	(132,107)	(19,334)
Income from operations	282,663	97,796	20,380	2,983
Interest expense	(37,698)	(51,658)	(79,005)	(11,563)
Foreign currency exchange gain (loss)	66,316	68,664	(93,635)	(13,704)
Earnings (loss) before income taxes	318,509	118,963	(174,031)	(25,470)
Income tax benefit	652	3,051	12,989	1,901
Net income (loss)	319,161	122,014	(161,042)	(23,569)
Net income (loss) attributable to Yingli Green Energy	220,213	82,038	(141,565)	(20,718)
Weighted average shares and ADSs outstanding:
Basic	127,336,911	127,447,821	127,864,391	127,864,391
Diluted	129,576,705	128,119,081	127,864,391	127,864,391
Earnings (loss) per share and per ADS:
Basic	1.73	0.64	(1.11)	(0.16)
Diluted	1.70	0.64	(1.11)	(0.16)

	As of	As of
	December 31, 2008	December 31, 2008	As of
	(As previously reported)	(As adjusted)	March 31, 2009
	RMB	RMB	RMB	US$
	(in thousands)

Summary Consolidated Balance Sheet Information
Cash and restricted cash	1,218,148	1,218,148	1,362,355	199,382
Accounts receivable, net	1,441,949	1,441,949	1,877,787	274,816
Inventories	2,040,731	2,040,731	2,355,364	344,709
Prepayments to suppliers	774,014	774,014	453,124	66,315
Total current assets	6,062,020	6,061,133	6,594,639	965,130
Long-term prepayments to suppliers	674,164	674,164	628,413	91,969
Property, plant and equipment, net	3,385,682	3,385,682	4,414,888	646,122
Goodwill and intangible assets, net	666,429	666,429	651,248	95,311
Total assets	11,068,683	11,067,796	12,604,111	1,844,621
Short-term bank borrowings, including current portion of long-term bank borrowings	2,044,200	2,044,200	2,601,915	380,792
Total current liabilities	2,829,419	2,829,419	3,814,215	558,213
Convertible senior notes	1,241,908	1,214,813	1,234,608	180,690
Senior secured convertible notes	—	—	65,517	9,584
Long-term bank borrowings, excluding current portion	662,956	662,956	1,172,432	171,586
Total liabilities	4,922,621	4,895,526	6,584,625	963,665
Minority interests	1,395,151	—	—	—
Ordinary Shares	9,922	9,922	9,958	1,457
Noncontrolling interests	—	1,395,151	1,373,046	200,946
Total shareholders’ equity	4,750,911	6,172,270	6,019,486	880,956

RISK FACTORS

An investment in our ADSs involves significant risks. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in our annual report on Form 20-F for the fiscal year ended December 31, 2008 before you decide to buy our ADSs. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially harmed, the trading price and value of our ADSs could decline and you could lose all or part of your investment.

Risks Related to This Offering

The market price for our ADSs has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price for our ADSs has been and may continue to be highly volatile. Since our ADSs became listed on the NYSE on June 8, 2007, the closing prices of our ADSs have ranged from US$2.56 to US$41.40 per ADS, and the last reported trading price on June 16, 2009 was US$13.33 per ADS. The price of our ADSs may continue to fluctuate in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	a breach or default, or the perception of a possible breach or default, under our existing loan agreements or credit facilities;

•	actual or anticipated fluctuations in our quarterly results of operations;

•	changes in financial projections or estimates about our financial or operational performance by securities research analysts;

•	changes in the economic performance or market valuations of other PV technology companies;

•	addition or departure of our executive officers and key research personnel;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs. A significant drop in the market price of our ADSs could lead holders of our ADSs to initiate securities class action lawsuits, whether they are warranted or not, which may cause the market price of our ADSs to decline further and cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your ADSs at or above the sale price.

Because the public offering price is substantially higher than our net tangible book value per ADS, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution of approximately US$7.59 per ADS (assuming no exercise by the underwriters of their over-allotment option), representing the difference between our net tangible book value per ADS as of March 31, 2009, after giving effect to this offering and the public offering price of US$13.00 per ADS. See “Dilution.” In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options and upon conversion of our existing convertible notes.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market in the future, or the perception that these sales could occur, could cause the market price of our ADSs to decline. We currently have 129,989,700 ordinary shares outstanding, including 74,574,434 ordinary shares represented by ADSs. All ADSs sold in our initial public offering and the secondary offering are freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. All of the remaining ordinary shares outstanding are, subject to the applicable requirements of Rule 144 under the Securities Act, available for sale. Under the terms of the note purchase agreement with Trustbridge Partners II, L.P., or Trustbridge, we have agreed to issue up to an aggregate amount of US$50 million of senior secured convertible notes due 2012 to Trustbridge or its affiliates. We will issue 11,466,574 ordinary shares to Trustbridge or its affiliates upon the conversion of our senior secured convertible notes, assuming the issuance of US$50 million of the senior secured convertible notes and all such notes are converted at the adjusted conversion rate of 22,933.1499 ordinary shares per $100,000 in principal amount of the senior secured convertible notes. In June 2009, we issued 2,000,000 ordinary shares to Trustbridge as a result of the conversion of approximately US$8.7 million of the senior secured convertible notes. In connection with a credit agreement between Yingli Capital and ADM Capital, we have issued 4,125,000 warrants to ADM Capital under the terms of a warrant agreement entered into in April 2009. Each warrant provides for the right to acquire one ordinary share at an initial strike price of US$5.64, which is based on the 20-trading day volume weighted average closing price per ADS on the New York Stock Exchange for the period prior to the issuance of the warrant, subject to customary anti-dilution and similar adjustments. We may at our discretion settle the warrants in cash, ordinary shares or a mix of cash and ordinary shares. All ordinary shares issued in connection with conversion of our senior secured convertible notes or the settlement in shares of any warrants granted to ADM Capital will be available for sale promptly after issuance, subject to compliance with applicable securities laws and rules.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. However, you may exercise some of the shareholders’ rights through the depositary, and you will have the right to withdraw the shares underlying your ADSs from the deposit facility.

Under our current articles of association, the minimum notice period required to convene a general meeting will be ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We plan to make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to provide the depositary with the notice of meeting and related voting materials at least 30 days prior to the date of such shareholders’ meeting;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse effect on shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts are made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a holder of our ADSs, your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, as a holder of our ADSs, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, shareholders of a Cayman Islands company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a jurisdiction in the United States. For example, contrary to the general practice in most corporations incorporated in the United States, Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets. The limitations described above will also apply to the depositary who is treated as the holder of the shares underlying your ADSs.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our current expectations and views of future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” in this prospectus supplement and those set forth under the heading “Item 3.D. Risk Factors”, “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement, all of which are difficult to predict and many of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate”, “aim”, “estimate”, “intend”, “plan”, “believe”, “potential”, “continue”, “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the effects of environmental regulation, lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar energy;

•	our beliefs regarding the acceleration of adoption of solar technologies;

•	our expectations regarding advancements in our technologies and cost savings from such advancements;

•	our beliefs regarding the competitiveness of our PV products;

•	our beliefs regarding the advantages of our business model;

•	our expectations regarding the scaling of our manufacturing capacity;

•	our expectations regarding entering into or maintaining joint venture enterprises and other strategic investments;

•	our expectations regarding revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our expectations regarding our ability to secure raw materials in the future;

•	our expectations regarding the price trends of PV modules and polysilicon;

•	our beliefs regarding our ability to successfully implement our strategies;

•	our beliefs regarding our abilities to secure sufficient funds to meet our cash needs for our operations and capacity expansion;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of PV products, other renewable energy systems and conventional energy suppliers.

Our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement, also contains data related to the PV market worldwide and in China. These market data, including market data from Solarbuzz, an independent solar energy research and consulting firm, include projections that are based on a number of assumptions. The PV market may not grow at the rates projected by the market data, or at all. The failure of the PV market to grow at the projected rates may have a material adverse effect on our business and the value of our ADSs. In addition, the rapidly changing nature of the PV market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$192.7 million, or approximately US$227.5 million if the underwriters exercise their over-allotment option to purchase additional ADSs from us in full, after deducting fees, commissions and other estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for the following purposes:

•	approximately US$50.0 million to repay the loan facility provided to our subsidiary, Yingli China, by ADM Capital; and

•	the remaining amount (i) to repay other indebtedness, although we have not yet identified any other specific loans that we intend to repay with the proceeds from this offering and will continue to assess our capital needs, and (ii) for other general corporate purposes, including potential strategic acquisitions of, or investments in, businesses, products and technologies that we believe will complement our current operations and strategies, although we are not currently in discussion with any parties regarding any such transaction.

The following table sets forth the amount, interest rate, maturity and the uses to which the proceeds of the loan facility provided by ADM Capital were put:

Amount	Interest Rate	Maturity	Uses of Proceeds

US$50.0 million	12.0%	April 2012	Yingli China’s production capacity expansion and general corporate uses

We have not yet finalized all of our anticipated expenditures and therefore cannot provide definitive estimates of the exact amounts to be used for some of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

Pending the use of our net proceeds, we intend to place the net proceeds in short-term bank deposits.

Since we are an offshore holding company, we may need to make capital contributions or loans to our PRC subsidiaries such that the net proceeds of the offering can be used in the manner described above. Such capital contributions and loans are subject to a number of limitations and approval processes under PRC laws and regulations. We cannot assure you that we can obtain the approvals from the relevant governmental authorities, or complete the registration and filing procedures required to use our net proceeds as described above, in each case on a timely basis, or at all.

We will not pay to any of our affiliates, other than our subsidiaries, any of the proceeds received by us from the issuance and sale of the ADSs.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder. However, an amount equal to US$30.0 million of the proceeds from the sale of ADSs by the selling shareholder is expected to be used to repay a promissory note due to an affiliate of Trustbridge, and the proceeds of any such repayment will be used by Trustbridge to purchase an additional US$30.0 million of the second tranche of our senior secured convertible notes. See “Item 7.B. Major Shareholders and Related Party Transactions — Related Party Transactions — Cyber Power Acquisition and Issuance of Senior Secured Convertible Notes” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement, for additional information. We expect to use the proceeds from the issuance such second tranche of senior secured convertible notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our sale of 15,600,000 ADSs in this offering at the public offering price of US$13.00 per ADS, after deducting the underwriting discount and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option to purchase additional ADSs from us.

The as adjusted information below is illustrative only. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement and the information under “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the fiscal year ended December 31, 2008 which is incorporated by reference in the prospectus accompanying this prospectus supplement. This table does not include our short-term borrowings (including the current portion of long-term bank borrowings), which were RMB 2,601.9 million (US$380.8 million) as of March 31, 2009.

	As of March 31, 2009
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands, except share data)

Long-term borrowings:
Zero coupon convertible senior notes due 2012	1,234,608	180,690	1,234,608	180,690
Senior secured convertible notes	65,517	9,584	65,517	9,584
Long-term bank borrowings, excluding current portion	1,172,432	171,586	1,172,432	171,586
Shareholders’ equity:
Ordinary shares, par value US$0.01 per share: 1,000,000,000 shares authorized, 127,975,033 issued and outstanding, and 143,575,033 shares issued and outstanding on an as adjusted basis(1)	9,958	1,457	11,024	1,613
Additional paid-in capital	3,743,441	547,856	5,058,993	740,388
Accumulated other comprehensive income	22,973	3,362	22,973	3,362
Retained earnings(2)	870,068	127,335	870,068	127,335

Total Yingli Green Energy shareholders’ equity	4,646,440	680,010	5,963,058	872,698
Noncontrolling interests	1,373,046	200,946	1,373,046	200,946

Total shareholders’ equity	6,019,486	880,956	7,336,104	1,073,644

Total capitalization	8,492,043	1,242,816	9,808,661	1,435,504

(1)	Excludes 4,534,756 ordinary shares issuable upon the exercise of options outstanding, 1,569,636 issued but unvested restricted shares and 1,084,842 ordinary shares reserved for future issuance under our 2006 stock incentive plan as of March 31, 2009.

(2)	Includes a restricted reserve of RMB145.0 million, which may not be distributed as cash dividends under PRC regulations.

In January 2009, Yingli China entered into a credit agreement with ADM Capital, which provided Yingli China with a three-year loan facility of US$50.0 million. The loan facility was drawn down in full in April 2009. As of the date of this prospectus supplement, we had approximately RMB 341.1 million (US$50 million) outstanding under the loan facility.

In June 2009, we issued 2,000,000 ordinary shares to Trustbridge in exchange for the conversion of approximately US$8.7 million of our outstanding senior secured convertible notes.

Renminbi amounts in this “Capitalization” section have been translated into U.S. dollar amounts at the rate of RMB 6.8329 to US$1.00, the noon buying rate in New York for cable transfers of Renminbi per U.S. dollar as set forth in the H.10 weekly statistical release of the Federal Reserve Board, as of March 31, 2009. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollar amounts at such rate, or at any other rate.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2009 was approximately RMB 3,995.2 million (US$584.7 million) or RMB 31.23 (US$4.57) per ordinary share and per ADS. Net tangible book value represents our total consolidated assets, minus the amount of our total consolidated intangible assets, total consolidated liabilities and noncontrolling interests. Our net tangible book value per share as of March 31, 2009 is calculated as our net tangible book value as of March 31, 2009, without taking into account any other changes in such net tangible book value after March 31, 2009 divided by the number of ordinary shares outstanding at March 31, 2009.

Without taking into account any other changes in such net tangible book value after March 31, 2009 except for the issuance and sale of ordinary shares in the form of ADSs offered by us in this offering at the public offering price of US$13.00 per ADS, and after deduction of underwriting discounts and estimated aggregate offering expenses of this offering payable by us, our pro forma net tangible book value as of March 31, 2009 would have increased to US$777.4 million or US$5.41 per ordinary share and per ADS, assuming no exercise of the underwriters’ over-allotment option to purchase additional ADSs from us. This represents an immediate increase in net tangible book value of US$0.84 per ordinary share and per ADS to the existing shareholder and an immediate dilution in net tangible book value of US$7.59 per ordinary share and per ADS to investors purchasing ADSs in this offering.

The following table illustrates such per share dilution:

Public Offering Price per Ordinary Share	US$

Net tangible book value per ordinary share as of March 31, 2009	US$	4.57
Increase in net tangible book value per ordinary share attributable to this offering	US$	0.84
Net tangible book value per ordinary share after giving effect to this offering	US$	5.41
Dilution per ordinary share to new investors	US$	7.59
Dilution per ADS to new investors	US$	7.59

The following table summarizes, on a pro forma basis as of March 31, 2009, the differences between existing shareholders and the new investors with respect to the number of ordinary shares in the form of ADSs purchased from us, the total consideration paid and the average price per ordinary share and per ADS. In the case of the ordinary shares purchased by the new investors, the total consideration paid and amounts per share paid are before deducting underwriting discount and estimated aggregate offering expenses, assuming no exercise of the underwriters’ over-allotment option to purchase additional ADSs from us.

						Average
	Ordinary Shares		Total			Price per		Average
	Purchased		Consideration			Ordinary		Price per
	Number	Percent	Amount		Percent	Share		ADS
	(in thousands, except per share and per ADS data and percentages)

Existing shareholders	127,975	89.1%	US$	470,071	69.9%	US$	3.67	US$	3.67
New investors	15,600	10.9		202,800	30.1	US$	13.00	US$	13.00

Total	143,575	100%	US$	672,871	100%

The discussion and table above excludes unvested restricted shares and also assumes no exercise of any outstanding options under the 2006 stock incentive plan. As of the date of this prospectus supplement, we have granted 4,829,213 options and 2,621,060 restricted shares.

Renminbi amounts in this “Dilution” section have been translated into U.S. dollar amounts at the rate of RMB 6.8329 to US$1.00, the noon buying rate in New York for cable transfers of Renminbi per U.S. dollar as set forth in the H.10 weekly statistical release of the Federal Reserve Board, as of March 31, 2009. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollar amounts at such rate, or at any other rate.

MARKET PRICE INFORMATION FOR OUR ADSs

Our ADSs, each representing one of our ordinary shares, have been listed on the New York Stock Exchange since June 8, 2007 under the symbol “YGE.” The table below shows, for the periods indicated, the high and low closing prices on the New York Stock Exchange for our ADSs.

	Closing Price Per ADS
	High		Low

Annual Highs and Lows
2007 (from June 8, 2007)	US$	41.40	US$	10.50
2008		38.46		2.56
Quarterly Highs and Lows
Second Quarter 2007 (from June 8, 2007)	US$	14.50	US$	10.50
Third Quarter 2007		28.02		13.56
Fourth Quarter 2007		41.40		24.42
First Quarter 2008		38.46		13.19
Second Quarter 2008		27.19		15.92
Third Quarter 2008		20.52		11.02
Fourth Quarter 2008		11.49		2.56
First Quarter 2009	US$	7.25	US$	3.32
Monthly Highs and Lows
December 2008	US$	6.21	US$	3.34
January 2009		7.25		4.92
February 2009		6.15		3.73
March 2009		6.66		3.32
April 2009		7.58		5.75
May 2009		12.98		6.98
June 2009 (through June 16)	US$	16.09	US$	13.03

The closing price for our ADSs on the New York Stock Exchange on June 16, 2009 was US$13.33 per ADS.

DIVIDEND POLICY

Since its incorporation, Yingli Green Energy has never declared or paid any dividends, nor does it have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future.

Our board of directors has complete discretion on whether to pay dividends, subject, in certain cases, to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as if they were holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable under the deposit agreement. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a Cayman Islands holding company and substantially all of our income, if any, will be derived from dividends we receive from our operating subsidiaries located in the PRC. PRC regulations currently permit payment of dividends only out of accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Neither the registered capital nor these reserves are distributable as cash dividends. In addition, at the discretion of their respective board of directors, Tianwei Yingli is required to allocate a portion of its after-tax profits to its reserve fund, enterprise development fund and employee bonus and welfare fund, and Yingli China is required to allocate a portion of its after-tax profits to its reserve fund and employee bonus and welfare fund. These reserve funds may not be distributed as cash dividends either. Further, if any of our PRC subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the EIT Law and the implementation rules issued by the State Council, both of which became effective on January 1, 2008, dividends from our PRC subsidiaries to us may be subject to a withholding tax rate of 10%, unless we are deemed to be a PRC “resident enterprise.”

Moreover, the EIT Law (and its implementing regulations) and Income Tax Law for Individuals provide that an income tax rate of 20% or 10% will respectively be applicable to dividends payable to non-PRC investors who are individuals or considered as “non-resident enterprises” which have no establishment inside the PRC, or derive income not substantially connected with their establishments inside the PRC, to the extent such dividends are derived from sources within the PRC. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from our operating subsidiaries located in the PRC. If we declare dividends on such income, it is unclear whether such dividends will be deemed to be derived from sources within the PRC under the EIT Law and its implementation rules, and be subject to the 10% income tax. See “Taxation—People’s Republic of China Taxation.”

EXCHANGE RATE INFORMATION

This prospectus supplement contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus supplement is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus supplement were made at a rate of RMB 6.8225 to US$1.00, the noon buying rate in effect as of December 31, 2008. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On June 12, 2009, the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board was RMB 6.8352 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate(1)
Period	Period End	Average(2)	High	Low
	(RMB per US$1.00)

2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2771	8.2765
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6072	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2008
December	6.8225	6.8539	6.8842	6.8225
2009
January 2009	6.8392	6.8360	6.8403	6.8225
February 2009	6.8395	6.8363	6.8470	6.8241
March 2009	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8304	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June (through June 12)	6.8352	6.8328	6.8371	6.8264

(1)	For December 2008 and prior periods, the noon buying rate refers to the noon buying rate as reported by the Federal Reserve Bank of New York. For January 2009 and later periods, the noon buying rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)	Annual averages are calculated by averaging exchange rate on the last business day of each month or the elapsed portion thereof during the relevant period. Monthly averages are calculated using the average of the daily rates during the relevant period.

RECENT DEVELOPMENTS

Effective January 1, 2009, as a result of the adoption of Statement of Financial Accounting Standards, No. 160.“Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51,” or SFAS No. 160, and FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement),” our condensed consolidated balance sheet as of December 31, 2008 and condensed consolidated statements of operations for the three months ended March 31, 2008 and December 31, 2008 have been re-casted for purposes of comparison. The following tables set forth previously reported condensed consolidated balance sheet information as of December 31, 2008, adjusted condensed consolidated balance sheet information as of December 31, 2008, condensed consolidated balance sheet information as of March 31, 2009, adjusted condensed consolidated statements of operations information for the three months ended March 31, 2008 and December 31, 2008 and condensed consolidated statement of operations information for the three months ended March 31, 2009. Certain Renminbi amounts in this “Recent Developments” section have been translated into U.S. dollar amounts at the rate of RMB 6.8329 to US$1.00, the noon buying rate in New York for cable transfers of Renminbi per U.S. dollar as set forth in the H.10 weekly statistical release of the Federal Reserve Board, as of March 31, 2009. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollar amounts at such rate, or at any other rate.

	For the Three Months Ended
		December 31,
	March 31, 2008	2008
	(As adjusted)	(As adjusted)	March 31, 2009
	RMB	RMB	RMB	US$
	(in thousands, except per share and per ADS data)

Consolidated Statement of Operations Information
Net revenues:
Sales of PV modules	1,572,256	1,716,180	998,009	146,059
Sales of PV systems	547	19,940	—	—
Other revenues	22,242	25,079	1,890	277

Total net revenues	1,595,045	1,761,199	999,899	146,336
Cost of revenues:
Cost of PV modules sales	(1,183,318)	(1,503,267)	(844,706)	(123,623)
Cost of PV systems sales	(270)	(14,145)	—	—
Cost of other revenues	(19,189)	(10,853)	(2,706)	(396)

Total cost of revenues	(1,202,777)	(1,528,265)	(847,412)	(124,019)

Gross profit	392,268	232,934	152,487	22,317
Selling expenses	(36,515)	(35,514)	(30,881)	(4,520)
General and administrative expenses	(64,492)	(76,381)	(75,470)	(11,045)
Research and development expenses	(8,598)	(23,243)	(25,756)	(3,769)

Total operating expenses	(109,605)	(135,138)	(132,107)	(19,334)

Income from operations	282,663	97,796	20,380	2,983
Other income (expense):
Interest expense	(37,698)	(51,658)	(79,005)	(11,563)
Interest income	5,191	3,747	1,352	198
Foreign currency exchange gain (loss)	66,316	68,664	(93,635)	(13,704)
Other income (expense)	2,037	414	(23,123)	(3,384)

Earnings (loss) before income taxes	318,509	118,963	(174,031)	(25,470)
Income tax benefit	652	3,051	12,989	1,901

Net income (loss)	319,161	122,014	(161,042)	(23,569)
Less: earnings (losses) attributable to the noncontrolling interests	(98,948)	(39,976)	19,477	2,851

Net income (loss) attributable to Yingli Green Energy	220,213	82,038	(141,565)	(20,718)

Weighted average shares and ADSs outstanding
Basic	127,336,911	127,447,821	127,864,391	127,864,391
Diluted	129,576,705	128,119,081	127,864,391	127,864,391
Earnings (loss) per share and per ADS
Basic	1.73	0.64	(1.11)	(0.16)
Diluted	1.70	0.64	(1.11)	(0.16)

	As of	As of
	December 31, 2008	December 31, 2008	As of
	(As previously reported)	(As adjusted)	March 31, 2009
	RMB	RMB	RMB	US$
	(in thousands)

Consolidated Balance Sheet Information
Assets
Current assets:
Cash and restricted cash	1,218,148	1,218,148	1,362,355	199,382
Accounts receivable, including accounts receivable from related parties, net	1,464,973	1,464,973	1,899,735	278,028
Inventories	2,040,731	2,040,731	2,355,364	344,709
Prepayments to suppliers	774,014	774,014	453,124	66,315
Prepaid expenses and other current assets	564,154	563,267	524,061	76,696

Total current assets	6,062,020	6,061,133	6,594,639	965,130
Long-term prepayments to supplier	674,164	674,164	628,413	91,969
Property, plant and equipment, net	3,385,682	3,385,682	4,414,888	646,122
Land use rights	63,022	63,022	270,100	39,529
Goodwill and intangible assets, net	666,429	666,429	651,248	95,311
Investment in and advances to an affiliate	21,557	21,577	21,128	3,092
Other assets	195,809	195,809	23,695	3,468

Total assets	11,068,683	11,067,796	12,604,111	1,844,621

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank borrowings, including current portion of long-term bank borrowings	2,044,200	2,044,200	2,601,915	380,792
Accounts payable	628,903	628,903	914,022	133,768
Other current liabilities and accrued expenses	84,563	84,563	128,720	18,838
Advances from customers	51,933	51,933	54,883	8,032
Dividend payable	10,956	10,956	10,956	1,604
Other amounts due to related parties	8,864	8,864	103,719	15,179

Total current liabilities	2,829,419	2,829,419	3,814,215	558,213

Deferred income taxes	59,300	59,300	52,427	7,673
Other liabilities	14,346	14,346	12,864	1,883
Convertible senior notes	1,241,908	1,214,813	1,234,608	180,690
Senior secured convertible notes	—	—	65,517	9,584
Long-term bank borrowings, excluding current portion	662,956	662,956	1,172,432	171,586
Embedded derivative liability	—	—	108,914	15,940
Accrued warranty cost, excluding current portion	114,692	114,692	123,648	18,096

Total liabilities	4,922,621	4,895,526	6,584,625	963,665

Minority interests	1,395,151	—	—	—
Shareholders’ equity:
Ordinary shares	9,922	9,922	9,958	1,457
Additional paid-in capital	3,681,342	3,724,358	3,743,441	547,856
Accumulated other comprehensive income	33,966	31,206	22,973	3,362
Retained earnings	1,025,681	1,011,633	870,068	127,335
Total Yingli Green Energy shareholders’ equity	—	4,777,119	4,646,440	680,010
Noncontrolling interests	—	1,395,151	1,373,046	200,946

Total shareholders’ equity	4,750,911	6,172,270	6,019,486	880,956

Total liabilities, minority interests and shareholders’ equity	11,068,683	—	—	—
Total liabilities and shareholders’ equity	—	11,067,796	12,604,111	1,844,621

Results of Operations for the First Quarter of 2009

Total Net Revenues

Total net revenues were RMB 999.9 million (US$146.3 million) in the first quarter of 2009, a decrease of 43.2% from RMB 1,761.2 million in the fourth quarter of 2008 and a decrease of 37.3% from RMB 1,595.0 million in the first quarter of 2008. The decrease from the fourth quarter of 2008 was primarily due to substantial lower shipment volume and lower average selling price, which were impacted by weaker demand resulting from difficult macroeconomic conditions globally, including tighter credit for PV system project financing, worse than normal winter weather conditions in Germany which impacted PV system installations and changes in the feed-in tariff policy in Spain. Furthermore, as close to half of the Company’s PV module shipments were under contracts denominated in Euros, average selling price was also negatively impacted by the depreciation of the Euro against the Renminbi in the first quarter of 2009.

Gross Profit and Gross Margin

Gross profit in the first quarter of 2009 was RMB 152.5 million (US$22.3 million), a decrease of 34.5% from RMB 232.9 million in the fourth quarter of 2008 and a decrease of 61.1% from RMB 392.3 million in the first quarter of 2008. Gross margin was 15.3% in the first quarter of 2009, up from 13.2% in the fourth quarter of 2008 and down from 24.6% in the first quarter of 2008. The increase in gross margin from the fourth quarter of 2008 was primarily due to the decrease in unit cost of blended polysilicon in the first quarter of 2009 caused primarily by lower prices of polysilicon purchased in the spot market and under our long-term polysilicon supply contracts, as well as lower polysilicon usage per watt achieved through the Company’s continued research and development efforts, which was partially offset by the decline in average selling price resulting from weakened macroeconomic conditions and the depreciation of the Euro against the Renminbi.

Operating Expenses

Operating expenses in the first quarter of 2009 were RMB 132.1 million (US$19.3 million), compared to RMB 135.1 million in the fourth quarter of 2008 and RMB 109.6 million in the first quarter of 2008. The decrease in operating expenses compared to the fourth quarter of 2008 was primarily attributable to the better control of sales and marketing related expenses, partially offset by higher research and development expenses. Operating expenses as a percentage of total net revenues increased to 13.2% in the first quarter of 2009 from 7.7% in the fourth quarter of 2008 and 6.9% in the first quarter of 2008, mainly due to the decrease in total net revenues.

Operating Income and Margin

Operating income in the first quarter of 2009 was RMB 20.4 million (US$3.0 million), a decrease of 79.2% from RMB 97.8 million in the fourth quarter of 2008 and a decrease of 92.8% from RMB 282.7 million in the first quarter of 2008. Operating margin decreased to 2.0% in the first quarter of 2009 from 5.6% in the fourth quarter of 2008 and 17.7% in the first quarter of 2008.

Interest Expense

Interest expense was RMB 79.0 million (US$11.6 million) in the first quarter of 2009, compared to RMB 51.7 million in the fourth quarter of 2008 and RMB 37.7 million in the first quarter of 2008. The increase in interest expense was consistent with both the increase in long-term bank borrowings from RMB 663.0 million as of December 31, 2008 to RMB 1,172.4 million (US$171.6 million) as of March 31, 2009 and the increase in short-term borrowings from RMB 2,044.2 million as of December 31, 2008 to RMB 2,601.9 million (US$380.8 million) as of

March 31, 2009. The weighted average interest rate for these borrowings in the first quarter of 2009 was 7.97%, which increased from 7.68% in the fourth quarter of 2008.

Foreign Currency Exchange Loss (Gain)

Foreign currency exchange loss was RMB 93.6 million (US$13.7 million) in the first quarter of 2009, compared to a foreign currency exchange gain of RMB 68.7 million in the fourth quarter of 2008 and a foreign currency exchange gain of RMB 66.3 million in the first quarter of 2008. The Euro depreciated approximately 6.5% against the Renminbi in the first quarter of 2009, compared to an approximately 3.4% depreciation of Euro against the Renminbi in the fourth quarter of 2008, which resulted in a loss upon the revaluation of accounts receivables and raw material prepayments denominated in Euro at the end of the quarter. The foreign currency exchange gain in the fourth quarter of 2008 despite the Euro depreciation was primarily due to a substantial gain of RMB 106.9 million resulting from foreign currency forward contracts that was realized in the fourth quarter 2008.

Other Income (Expense)

Other expense was RMB 23.1 million (US$3.4 million) in the first quarter of 2009, compared to other income of RMB 0.4 million in the fourth quarter of 2008 and RMB 2.0 million in the first quarter of 2008. The other expense in the first quarter of 2009 was primarily the result of the change in the fair value of the embedded derivative liability related to the issuance of US$20.0 million of guaranteed senior secured convertible notes issued in January 2009. Such interest expense and derivative liability are non-cash charges and will not impact our cash flow.

Income Tax Benefit

Income tax benefit was RMB 13.0 million (US$1.9 million) in the first quarter of 2009, compared to RMB 3.1 million in the fourth quarter of 2008 and RMB 0.7 million in the first quarter of 2008. The income tax benefit in the first quarter of 2009 was primarily the result of a deferred tax benefit recognized in connection with the net operating losses incurred in the quarter, while the income tax benefit in the fourth quarter of 2008 was primarily due to an increase of deferred tax assets related to accrued warranty. Under the Enterprise Income Tax Law and the various implementation rules, Tianwei Yingli was subject to an enterprise income tax rate of 0% in 2008 and 12.5% for 2009.

Noncontrolling Interests

Since our adoption of SFAS No. 160 starting from January 1, 2009, the equity interests in our various subsidiaries not held by us are accounted for as noncontrolling interests. Noncontrolling interests we reported primarily consisted of equity interest held by Tianwei Baobian Electric Co., Ltd., or Tianwei Baobian, in Tianwei Yingli. Losses attributable to noncontrolling interests in the first quarter of 2009 were RMB 19.5 million (US$2.9 million), primarily as a result of the losses attributable to the 25.99% ownership interest held by Tianwei Baobian in Tianwei Yingli, compared to earnings attributable to noncontrolling interests in amounts of RMB 99.0 million and RMB 40.0 million in the first quarter and the fourth quarter of 2008, respectively, which were primarily due to the earnings attributable to the 25.99% ownership interest held by Tianwei Baobian in Tianwei Yingli during these periods.

Net Income (Loss)

As a result of the factors discussed above, net loss was RMB 141.6 million (US$20.7 million) in the first quarter of 2009, compared to net income of RMB 82.0 million in the fourth quarter of 2008 and net income of RMB 220.2 million in the first quarter of 2008. Diluted loss per ordinary share and per ADS was RMB 1.11 (US$0.16) in the first quarter of 2009, compared to diluted earnings per ordinary share and per ADS of RMB 0.64 in the fourth quarter of 2008.

Balance Sheet Analysis

As of March 31, 2009, we had RMB 1,059.7 million (US$155.1 million) in cash and RMB 2,780.4 million (US$406.9 million) in working capital, compared to RMB 1,108.9 million in cash and RMB 3,231.7 million in working capital as of December 31, 2008. Prepayment to suppliers decreased from RMB 774.0 million as of December 31, 2008 to RMB 453.1 million (US$66.3 million) as of March 31, 2009 as a result of utilization of prepayments in the previous quarter and favorable changes to the payment schedules for polysilicon procurement. Long-term bank borrowings increased to RMB 1,172.4 million (US$171.6 million) as of March 31, 2009 from RMB 663.0 million as of December 31, 2008 and short-term borrowings increased to RMB 2,601.9 million (US$380.8 million) as of March 31, 2009 from RMB 2,044.2 million as of December 31, 2008. As of the date of this prospectus supplement, we had approximately RMB 6,405 million in authorized lines of credit, of which RMB 4,683 million had been utilized.

Senior Secured Convertible Notes due 2012 Issued to Trustbridge

We entered into a note purchase agreement with Trustbridge Partnership II, L.P., an affiliate of Gold Sight International Limited, the former minority shareholder of Cyber Power Group Limited, or Cyber Power, for up to US$50.0 million in senior convertible notes due 2012, or the notes, US$20.0 million of which has been issued, to fund the acquisition of Cyber Power. In January 2009, we issued the first tranche of the notes in the principal amount of US$20.0 million. In the first quarter of 2009, the conversion feature was accounted for as a derivative liability and bifurcated from the notes as a debt discount. The debt discount is amortized over the term of the notes as interest expenses. The derivative liability was subject to fair value accounting with the charges in fair value recognized in our results for the relevant period. Such interest expense and derivative liability are non-cash charges and will not impact our cash flow. If the conversion price of the notes remains substantially below the market price at the time of the issuance of the remaining notes, we will be required to account for the difference as an interest expense, which could be significant and would have a material adverse effect on our results of operations for the relevant period. In addition, we will be required to account for any derivative liability gain or loss relating to the outstanding notes, which would also have a material effect on our results of operations for the relevant period. In June 2009, we issued 2,000,000 ordinary shares to Trustbridge as a result of the conversion of approximately US$8.7 million of the senior secured convertible notes. As of the date of this prospectus supplement, approximately US$11.3 million of the notes were outstanding.

ADM Capital Credit Facility and Warrants

In January 2009, Yingli China entered into a credit agreement with ADM Capital, which closed in April 2009. Under the terms of the credit agreement, ADM Capital provided Yingli China with a three-year loan facility in the principal amount of US$50.0 million for its production capacity expansion and general corporate purposes. In connection with the closing of the credit agreement, we entered into a warrant agreement whereby we issued to ADM Capital 4,125,000 freestanding warrants. The value of the warrants is separated from the loan as a discount. The loan discount will be amortized over the term of the loan expected to be outstanding as a non-cash interest expense, which will not impact our cash flow. We intend to repay the loan using a portion of proceeds we will receive from this offering. As a result of the repayment of the loan, the difference between the carrying amount of the loan and the principal amount we repay will be recognized as a loss, which will be significant and will have a material adverse effect on our results of operations. Even after the repayment of the loan, the freestanding warrants will remain outstanding until exercised or purchased by us.

Business Update

Since the beginning of April 2009, we have experienced a substantial increase in demand for our products and expect to see at least a 70% increase in PV module shipments in the second quarter of 2009 over our PV module shipments in the first quarter of 2009. In addition, after taking into consideration the continuous decline in blended polysilicon cost and non-polysilicon cost, partially offset by the adverse effect of the expected decreases in the average selling price of PV modules, we currently expect that our gross margin target for the second quarter of 2009 to be in the estimated range of 18% to 20%.

The above targets and estimates are based upon our current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control. Our actual results and performance may be materially different from such targets and estimates. For additional information regarding the various risks and uncertainties inherent in such targets and estimates, see “Item 3.D. Risk Factors — Risk Related to Us and PV Industry” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have, pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, obtained an undertaking from the Governor-in-Council that:

(a) no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income or gains or appreciations shall apply to us or our operations;

(b) the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our ordinary shares, debentures or other obligations.

The undertaking that we have obtained is for a period of 20 years from August 15, 2006.

People’s Republic of China Taxation

Under the “Enterprise Income Tax Law of the PRC,” or the EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management bodies” are located in the PRC are considered “resident enterprises” for PRC tax purposes and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation rules for the EIT Law, a “de facto management body” is defined as a body that has substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties and other factors of an enterprise. On April 22, 2009, the State Administration of Taxation promulgated a circular which sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises incorporated under laws of foreign countries or regions that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents like us. Therefore, although substantially all of our management is currently located in the PRC, it is unclear whether Chinese tax authorities would require (or permit) our overseas registered entities to be treated as PRC resident enterprises. If the Chinese tax authorities determine that Yingli Green Energy and Yingli International are PRC resident enterprises, we may be subject to the enterprise income tax at the rate of 25% as to our global income.

Moreover, the implementation rules for the EIT Law provide that an income tax rate of 10% is normally applicable to dividends payable to non-PRC investors who are “non-resident enterprises” to the extent such dividends are derived from sources within the PRC. Furthermore, a circular issued by the Ministry of Finance and the State Administration of Taxation on February 22, 2008 stipulates that undistributed earnings generated prior to January 1, 2008 are exempt from enterprise income tax. We are a Cayman Islands holding company and Yingli International is a British Virgin Islands intermediate holding company. Substantially all of our income may be derived from dividends we receive from our operating subsidiaries located in the PRC. Thus, dividends for earnings accumulated beginning on January 1, 2008 payable to us by our subsidiaries in China, if any, will be subject to the 10% income tax if we are considered as “non-resident enterprises” under the EIT Law.

Under the existing implementation rules of the EIT Law, it is unclear what will constitute income derived from sources within the PRC and therefore dividends paid by us to our non-PRC resident ADS holders and ordinary shareholders may be deemed to be derived from sources within the PRC and therefore be subject to the 10% PRC income tax. Similarly, any gain realized on the transfer of our ADSs or ordinary shares by our non-PRC resident ADS holders may also be subject to the 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

United States Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences to U.S. Holders (defined below) of the purchase, ownership and sale of our ordinary shares or ADSs as of the date hereof.

Except where noted, this summary deals only with ordinary shares and ADSs held as capital assets. As used herein, the term “U.S. Holder” means a beneficial owner of an ordinary share or ADS that is for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of all of the United States federal income tax consequences which may be applicable to you in light of your particular circumstances or if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	one of certain financial institutions;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	one of certain United States expatriates;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This summary does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

The United States Treasury has expressed concerns that parties to whom depositary shares are pre-released or intermediaries in the chain of ownership between the holder of a depositary share and the issuer of the security underlying the depositary share may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received on depositary shares by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of PRC taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by parties to whom ADSs are pre-released or intermediaries in the chain of ownership between the holder of an ADS and our company.

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

The following discussion assumes that we are not, and will not become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes as discussed below.

Distributions on ADSs or Ordinary Shares

The gross amount of distributions on the ADSs or ordinary shares (including amounts withheld to reflect any PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to certain non-corporate U.S. Holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that depositary shares such as our ADSs (which are listed on the New York Stock Exchange), but not our ordinary shares, are treated as readily tradable on an established securities market in the United States for these purposes. Thus, while we believe that our ADSs currently should be considered readily tradeable for these purposes, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC “resident enterprise” under PRC tax law (see “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, may be eligible for the reduced rates of taxation. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

Non-corporate U.S. Holders will not be eligible for the reduced rates of taxation applicable to any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Under the PRC tax law, if the dividends paid by us are deemed to be derived from sources within the PRC, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. Subject to certain conditions and limitations, PRC withholding taxes on dividends, if any, will be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You should consult your own tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Sale, Exchange or Other Disposition of ADSs or Ordinary Shares

You will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law (see “Taxation—People’s Republic of China Taxation”), we may also be treated as a PRC tax resident for purposes of the income tax treaty between the United States and the PRC. Under this treaty, if any PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, the gain may be treated as PRC-source income.

You are urged to consult your tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of ADSs or ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

Passive Foreign Investment Company

We do not expect to be a PFIC for our current taxable year and, based on the manner in which we currently operate our business, we do not expect to become one in the future, although there can be no assurance in this regard. If, however, we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to the ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of June 12, 2009, the most recent practicable date, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our ordinary shares.

	Ordinary Shares		Ordinary Shares		Ordinary Shares
	Beneficially Owned		Being Sold in this		Beneficially Owned
	Prior to this Offering(1)(2)		Offering		After this Offering(1)(3)
	Number		Number		Number
	of Shares	%	of Shares	%	of Shares	%

Directors and Executive Officers:
Liansheng Miao(4)	54,780,052	42.08	3,000,000	2.31	51,780,052	35.57
Xiangdong Wang	*	*	—	—	*	*
Iain Ferguson Bruce	*	*	—	—	*	*
Ming Huang	*	*	—	—	*	*
Chi Ping Martin Lau	*	*	—	—	*	*
Junmin Liu	*	*	—	—	*
Seok Jin Lee	*	*	—	—	*	*
Zongwei Li	*	*	—	—	*	*
Dengyuan Song	*	*	—	—	*	*
Yiyu Wang	*	*	—	—	*	*
Stuart Brannigan	*	*	—	—	*	*
Jingfeng Xiong	*	*	—	—	*	*
Zhiheng Zhao	*	*	—	—	*	*
All directors and executive officers as a group	55,317,679	42.32	3,000,000	2.31	52,317,679	35.94
Principal and Selling Shareholders:
Yingli Power Holding Company Ltd.(5)	54,600,652	42.00	3,000,000	2.31	51,600,652	35.44
TB Partners GP Limited(6)	11,466,574	8.21	—	—	11,466,574	7.88
Mackenzie Financial Corporation(7)	9,730,300	7.49	—	—	9,730,300	6.68

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding share capital.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities.

(2)	Based on 129,989,700 ordinary shares outstanding and, as applicable, (i) the ordinary shares underlying share options exercisable by such person and (ii) restricted ordinary shares awarded to such person that can be vested, in each case within 60 days of the date of this prospectus supplement, not including share options that can be early exercised, at the discretion of the holder, into unvested ordinary shares.

(3)	Based on 145,589,700 ordinary shares outstanding and, as applicable, (i) the ordinary shares underlying share options exercisable by such person and (ii) restricted ordinary shares awarded to such person that can be vested, in each case within 60 days of the date of this prospectus supplement, not including share options that can be early exercised, at the discretion of the holder, into unvested ordinary shares.

(4)	Represents 54,600,652 of our ordinary shares owned by Yingli Power, our controlling shareholder, which is 100% beneficially owned by the family trust of Mr. Miao, and 54,400 restricted shares that were vested and 125,000 stock option exercisable. Mr. Miao’s address is c/o Tianwei Yingli New Energy Resources Co., Ltd., No. 3055 Middle Fuxing Road, Baoding, People’s Republic of China.

(5)	Represents 54,600,652 of our ordinary shares beneficially owned by Yingli Power. Yingli Power is 100% beneficially owned by the family trust of Mr. Liansheng Miao. The mailing address of Yingli Power is Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

(6)	Represents 11,466,574 of our ordinary shares held by Gold Sight International Limited, or Gold Sight, a British Virgin Islands company and wholly owned subsidiary of Trustbridge Partners II, L.P., a limited partnership whose general partner is TB Partners GP2, L.P. The general partner of each of TB Partners GP1, L.P. and TB Partners GP2, L.P. is TB Partners GP Limited. Assumes conversion of up to US$50 million in our senior secured convertible notes due 2012 held by Gold Sight into 11,466,574 ordinary shares. In June 2009, 2,000,000 of such 11,466,574 ordinary shares were issued to Trustbridge Partners II, L.P. The address of the principal business office of TB Partners GP Limited is Unit 1206, One Lujiazui, No. 68 Yin Cheng Road (C), Pudong, Shanghai, People’s Republic of China.

(7)	Based on the Schedule 13G filing with the SEC on January 20, 2009. The address of the principal business office of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario M5V 3K1.

As of June 12, 2009, 74,574,202 or 57.3% of our outstanding ordinary shares in the form of ADSs are held by three record holders in the United States. Because many of these shares are held by brokers or other nominees, we cannot ascertain the exact number of beneficial shareholders with addresses in the United States. None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us and the selling shareholder, Yingli Power Holdings Company Ltd., the following respective number of ADSs at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Number of
Underwriters	ADSs

Deutsche Bank Securities Inc.	9,765,000
Credit Suisse Securities (USA) LLC	3,720,000
Citigroup Global Markets Inc.	3,720,000
Piper Jaffray & Co.	1,395,000

Total	18,600,000

The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York, 10005. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York, 10010. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York, 10013.

The underwriting agreement provides that the obligations of the several underwriters to purchase the ADSs offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the ADSs offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these ADSs are purchased.

We have been advised by the underwriters that the underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of US$0.31 per ADS under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than US$0.10 per ADS to other dealers. If all the ADSs are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable by Deutsche Bank Securities Inc., as representative of the underwriters, not later than 30 days after the date of this prospectus supplement, to purchase up to 2,790,000 additional ADSs at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the ADSs offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ADSs as the number of ADSs to be purchased by it in the above table bears to the total number of ADSs offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional ADSs to the underwriters to the extent the option is exercised. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the 18,600,000 ADSs are being offered.

The underwriting discounts and commissions per ADS are equal to the public offering price per ADS less the amount paid by the underwriters to us and the selling shareholder per ADS. The underwriting discounts and commissions are 4.00% of the public offering price. We and the selling shareholder have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

			Total Fees
			Without Exercise of		With Full Exercise
			Over-Allotment		of Over-Allotment
	Fee per ADS		Option		Option

Discounts and commissions paid by us	US$	0.52	US$	8,112,000	US$	9,562,800
Discounts and commissions paid by the selling shareholder	US$	0.52	US$	1,560,000	US$	1,560,000

We and the selling shareholder have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have agreed to pay all fees and expenses incurred by us and the selling shareholder in connection with this offering.

Our ADSs are listed on the New York Stock Exchange under the symbol “YGE.”

We and the selling shareholder have agreed with the underwriters that we will not, without the prior consent of Deutsche Bank Securities Inc., as representative of the underwriters, for a period of 90 days following the date of this prospectus supplement, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our ordinary shares and depositary shares representing our ordinary shares; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such shares or depositary shares. We have also agreed to cause our subsidiaries to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers has agreed to enter into a substantially similar 60-day lock-up agreement (except for Mr. Liansheng Miao, our chairperson and chief executive officer, who is subject to a 90-day lock-up period) with respect to our ordinary shares, depositary shares representing our ordinary shares and securities that are substantially similar to our ordinary shares or depositary shares representing our ordinary shares, subject to customary exceptions such as (i) a bona fide gift by an individual to a donee and (ii) sales or transfers among affiliates, provided that such transfer is not a disposition for value and that such transferee agrees to be bound in writing by the restrictions to which the transferor is subject. The restrictions of our lock-up agreement do not apply to the issuance of securities pursuant to our share incentive plan existing on the date of this prospectus supplement and described in this prospectus supplement.

The 90-day or 60-day lock-up period, as applicable, as described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the initial lock-up period, we release earnings results or announce material news or a material event; or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the initial lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the announcement of the material news or material event, as applicable, unless the representative waives, in writing, such extension; and we will provide the representative with prior notice of any such announcement that gives rise to an extension of the initial lock-up period.

At any time and without public notice, the representative may in its sole discretion release all or some of the securities from these lock-up agreements.

The underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional ADSs from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the ADSs. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. The underwriters may distribute prospectus supplement electronically. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by any underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

From time to time, in the ordinary course of business, the underwriters and their affiliates have provided investment banking and other services to us, and entered into other commercial transactions with our company and its affiliates, including commercial banking services, for which customary compensation has been received. It is expected that the underwriters and their affiliates will continue to provide such services to, and enter into such transactions, with our company and its affiliates in the future.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ADSs.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of this offering may not be made in that Relevant Member State except that an offer to the public in the Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

This prospectus supplement has not been offered and will not be offered other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong; and the underwriters have not issued and will not issue any advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of

Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The ADSs have not been and will not be subject to filing under the Securities and Exchange Law of Japan, as amended, and the underwriters have agreed not to offer or sell, directly or indirectly, any ADSs in Japan or to, or for the benefit of, any resident thereof, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law.

Kingdom of Saudi Arabia

This prospectus supplement may not be distributed in Saudi Arabia or to any national of Saudi Arabia except in strict compliance with part 5 exempt offers Article 17 of the Offers of Securities Regulations enacted under the laws of Saudi Arabia.

People’s Republic of China

This prospectus supplement has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

State of Kuwait

Unless all of the approvals and licenses which are required pursuant to Law No. 31/1990 are obtained from the Kuwait Ministry of Commerce and Industry, no ADSs may be marketed, offered for sale or sold in Kuwait, either directly or indirectly.

Switzerland

The ADSs may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus supplement, accompanying prospectus nor any other offering material relating to the ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations. This prospectus supplement, accompanying prospectus or any other offering material relating to the ADSs may not be copied, reproduced, distributed or passed on to others without our prior written consent. This prospectus supplement, accompanying prospectus or any other offering material relating to the ADSs do not constitute a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SWX Swiss Exchange (and may not comply with the information standards required thereunder). No application for a listing of the ADSs on any Swiss stock exchange or other Swiss regulated market has been or will be made, and the prospectus supplement, accompanying prospectus or any other offering material relating to the ADSs may not comply with the information required under the relevant listing rules.

United Arab Emirates

This prospectus supplement is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus supplement has not been approved by an authorized person in the United Kingdom and has not been registered with the Registrar of Companies in the United Kingdom. The ADSs have not been offered or sold, and prior to the expiry of a period of six months from the latest date of the issue of the ADSs, the ADSs may not be offered or sold to any persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA), in connection with the issue or sale of any ADSs except in circumstances in which section 21(I) of the FSMA does not apply.

LEGAL MATTERS

Certain legal matters as to the United States federal law and New York State law in connection with this offering will be passed upon for us by Simpson Thacher & Bartlett LLP. Certain legal matters as to United States federal law and New Your State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Commerce & Finance Law Office. Simpson Thacher & Bartlett LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are payable by us in connection with the offer and sale of ADSs by us and the selling shareholder. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, all amounts are estimates.

SEC registration fee	US$	15,516
FINRA filing fee		75,500
Printing and engraving expenses		100,000
Legal fees and expenses		1,600,000
Accounting fees and expenses		200,000
Miscellaneous		8,984

Total	US$	2,000,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Our web site address is http://www.yinglisolar.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

PROSPECTUS

Yingli Green Energy Holding Company Limited

ORDINARY SHARES
PREFERRED SHARES
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS

We may offer and sell in any combination from time to time in one or more offerings ordinary shares, preferred shares, depositary shares, debt securities or warrants. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depository shares or our other securities. This prospectus also relates to the sale, from time to time by the selling securityholders, of our securities held by them. This prospectus provides you with a general description of the securities we or the selling securityholders may offer.

Each time we or the selling securityholders sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We or the selling securityholders may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We or the selling securityholders may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Underwriting.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

June 15, 2009

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“US$” and “U.S. dollars” are to the legal currency of the United States;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one ordinary share, par value US$0.01 per share, of our company;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.01 per share; and

•	“we,” “us,” “our” and “our company” refer to Yingli Green Energy Holding Company Limited, a company incorporated in the Cayman Islands, and all direct and indirect consolidated subsidiaries of Yingli Green Energy Holding Company Limited, unless the context otherwise requires or as otherwise indicates.

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, depositary shares, debt securities and warrants from time to time and in one or more offerings. This prospectus also relates to the sale, from time to time by the selling securityholders, of our securities held by them. This prospectus only provides you with a summary description of our ordinary shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than ordinary shares and ADSs) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Our web site address is http://www.yinglisolar.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on June 15, 2009; and

•	All our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 3055 Middle Fuxing Road
Baoding 071051
People’s Republic of China
telephone number (86 312) 8929-500
Attention: Chief Financial Officer

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “may”, “will”, “expect”, “anticipate”, “aim”, “estimate”, “intend”, “plan”, “believe”, “potential”, “continue”, “is/are likely to” or other similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus, any accompanying prospectus supplement and any other document that we incorporate by reference herein and therein completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are one of the leading vertically integrated photovoltaic, or PV, product manufacturers in the world. We design, manufacture and sell PV modules, and design, assemble, sell and install PV systems that are connected to an electricity transmission grid or those that operate on a stand-alone basis.

We believe we are one of the few large-scale PV companies in the world to have adopted a vertically integrated business model. Except for the production of polysilicon materials that are used to manufacture polysilicon ingots and wafers, which we plan to begin trial production by the end of 2009 or early 2010, our products and services substantially cover the entire PV industry value chain, ranging from the manufacture of multicrystalline polysilicon ingots and wafers, PV cells and PV modules to the manufacture of PV systems and the installation of PV systems. Our end-products include PV modules and PV systems in different sizes and power outputs. We sell PV modules under our own brand names, Yingli and Yingli Solar, to PV system integrators and distributors located in various markets around the world.

Historically, we have sold and installed PV systems in the western regions of China where substantial government-subsidized, rural electrification projects are underway. We also sell PV systems to mobile communications service providers in China for use across China and plan to export our PV systems into major international markets such as Germany, Spain, Italy and the United States. In order to promote the export of our PV systems, we have participated in the design and installation of large PV system projects undertaken by our customers overseas. Historically, sales of PV systems by us have not been significant. However, we expect our sales of PV systems to increase although we expect such sales to remain relatively insignificant as a percentage of our net revenues in the near term.

RISK FACTORS

Please see the factors set forth under the heading “Item 3.D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from sales of securities by the selling securityholders which may be registered under the registration statement of which this prospectus is a part.

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer our securities for resale. We are registering these securities in order to permit the selling securityholders to publicly offer these securities for resale from time to time. The selling securityholders may sell all, some or none of the securities covered by this prospectus. Information about the selling securityholders, where applicable and required, will be set forth in a prospectus supplement relating to that offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of the following: (i) pre-tax income from continuing operations, (ii) fixed charges, and (iii) amortization of capitalized interest, minus interest capitalized. Fixed charges are defined as the sum of the following: (i) interest expensed and capitalized, and (ii) amortization of debt issuance costs and discounts.

	Predecessor				Yingli Green Energy
				For the	For the	For the
				Period from	Period from	Period from
				January 1,	August 7,	August 7,
				2006	2006	2006
	For the Year Ended			through	through	through	For the Year Ended
	December 31,			September 4,	December 31,	September 30,	December 31,
	2003	2004	2005	2006	2006	2006	2007	2008

Ratio of earnings to fixed charges	1.2	2.2	7.9	9.8	4.7	9.7	7.7	5.6

DESCRIPTION OF SECURITIES

We may issue, offer and sell, and the selling securityholders may offer and sell, from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	depositary shares;

•	debt securities; and

•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities, depositary shares and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price, the net proceeds to us and information regarding the respective selling securityholders, as applicable, will be contained in the prospectus supplement and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law, Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 1,000,000,000 shares, with a par value of US$0.01 each. As of the date of this prospectus, there are 129,989,700 ordinary shares (excluding 1,566,636 restricted shares issued but unvested under our 2006 stock incentive plan) issued and outstanding. As of the date of this prospectus, 74,574,434, or 57.37% of our outstanding ordinary shares (excluding all unvested restricted shares) in the form of ADSs are held by three record holders in the United States.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Meetings

An annual general meeting and any extraordinary general meeting is required to be called by not less than ten days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than such as, under the provisions of our articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all our shareholders entitled to attend and vote at the meeting; (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

No business other than the appointment of a chairperson shall be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairperson of the meeting. If present, the chairperson of our board of directors will be the chairperson presiding at any shareholders’ meeting.

Two of our shareholders present in person or by proxy or corporate representative representing not less than one-third in nominal value of our total issued voting shares will be a quorum.

A corporation being a shareholder will be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative will be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

At any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) will have one vote for each share which such shareholder is the holder. Our board of directors may issue shares with or have attached thereto such rights or restrictions whether in regard to dividend, voting, redemption privileges or otherwise.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our shares may by ordinary resolution, among other things, elect or remove directors, and make alterations of capital. See “— Alteration of Capital”. A special resolution is required for matters such as a change of name.

No shareholder is entitled to vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization must specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is beyond the power of a company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess will be distributed at equal ranking among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets will be distributed so that, as nearly as may be, the losses will be borne by the shareholders in proportion to the capital paid up at the commencement of liquidation.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to alteration of share capital as described below, alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law of the Cayman Islands and our amended and restated articles of association, any shares of a class may be issued with or attached with special rights or restrictions, including the right to be redeemed at the option of us or the holder of such shares as the board may determine; provided that once the shares of such class are issued, any variation of rights or restrictions applicable to the shares of such class will require a special resolution of not less that two-thirds of the votes cast by holders of the shares of such class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that (i) the quorum shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder; and (iii) any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Our existing authorized ordinary shares confer on the holders of our ordinary shares equal rights, privileges and restrictions. The shareholders have, by virtue of adoption of our third amended and restated articles of association, authorized the issuance of ordinary shares of par value of US$0.01 each without specifying any special rights, privileges and restrictions. Therefore, our board of directors may, without further action by our shareholders, issue shares of such class and attach to such shares special rights, privileges or restrictions, which may be different from those associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. The ordinary shares underlying the ADSs in our issued and outstanding share capital have not been issued on the express terms that they are redeemable. However, our board of directors may pass resolutions to allow us to redeem the ordinary shares from the holders, and two-thirds of the votes cast by the holders of the ordinary shares may approve such variation of share rights. The minority shareholders will not be able to prevent their share rights being varied in such a way and their ordinary shares could become redeemable by us as a result.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to these shares any preferential or special rights, privileges or restrictions, provided that after the shareholders authorize a class of shares without any special rights, privileges or restrictions, our board of directors may, without further resolution of the shareholders, issue shares of such class and attach such rights, privileges or restrictions, and following such issuance of the shares of such class, a two-thirds vote of such class of shares will be required to further vary the special rights, privileges or restrictions attached to such class of shares;

•	sub-divide our shares into shares of smaller amount than is fixed by our memorandum and articles of association, subject to the Companies Law and may determine that, among the shares so sub-divided, some of such shares may have preferred or other rights or restrictions that are different from those applicable to the other such shares resulting from the sub-division; and

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital, or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to such of the restrictions of our amended and restated articles of association, any of our shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in or such other form prescribed by the NYSE or in any other form which the directors may approve. Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

(a) the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of share;

(c) the instrument of transfer is properly stamped (in circumstances where stamping is required);

(d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

(e) a fee, if any, of such maximum sum as the NYSE may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof.

If the directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by other means in accordance with the requirements of the NYSE, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividends shall exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and

(ii) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any interim dividend which is payable on any shares semi-annually or on any other dates, whenever our profits, in the opinion of the directors, justify such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by him to us on account of calls, installments or otherwise.

No dividend or other monies payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that; (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment; or (ii) that the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Whenever our directors or the shareholders in general meeting have resolved that a dividend be paid or declared, the directors may further resolve that such dividend be satisfied by direct payment or satisfaction wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular our directors may issue fractional certificates or authorize any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution purposes of any such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to the directors and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i) all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(ii) we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii) we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and NYSE has been notified of such intention.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

General

We are managed by a board of directors which must consist of not less than two members. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors may at any time appoint any person as a director to fill a vacancy or as an addition to the existing board, but any director so appointed by the board of directors shall hold office only until the next following annual general meeting of our Company and shall then be eligible for re-election. Other than the chairperson of our board or any managing director who are not required to retire, one-third of the rest of our directors who were appointed by shareholders at a general meeting are subject to retirement from office by rotation at each general meeting. All our directors who were appointed by our board must retire at the next annual general meeting. Retiring directors are eligible for re-election.

Meetings of the board of directors may be convened at any time deemed necessary by any members of the board of directors.

A meeting of the board of directors will be competent to make lawful and binding decisions if any two members of the board of directors are present or represented. At any meeting of the directors, each director, be it by his presence or by his alternate, is entitled to one vote.

Questions arising at a meeting of the board of directors are required to be decided by simple majority votes of the members of the board of directors present or represented at the meeting. In the case of a tie vote, the chairperson of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Borrowing Powers

Our directors may exercise all the powers to raise or borrow money, to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Companies Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on our shares. We are subject to reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. We currently intend to comply with the NYSE rules, in lieu of following home country practice. The NYSE rules require that every company listed on the NYSE hold an annual general meeting of shareholders. In addition, our third amended and restated articles of association allows directors or shareholders holding not less than 50% of the voting power at shareholder meetings to call special shareholder meetings pursuant to the procedures set forth in the articles. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors — Risks Related to Our ADSs” in our most recently filed annual report on Form 20-F.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

(i)  Schemes of Arrangement

The Companies Law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the Company is not proposing to act illegally or beyond its power and the statutory provisions as to the due majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on minority”.

When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or a breach of the Companies Law.

If the arrangement and reconstruction or takeover offer is thus approved or accepted, the dissenting shareholder are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

(ii)	Mergers and Consolidations

Previously, the Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, pursuant to the Companies (Amendment) Law, 2009 that came into force on 11 May 2009, in addition to the existing schemes of arrangement provisions described above, a new, simpler and more cost-effective mechanism for mergers and consolidations between Cayman Islands companies and between Cayman companies and foreign companies is introduced.

The procedure to effect a merger or consolidation is as follows:

•	the directors of each constituent company must approve a written plan of merger or consolidation, or the plan;

•	the plan must be authorized by each constituent company by (a) a shareholder resolution by majority in number representing 75% in value of the shareholders voting together as one class; and (b) if the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class. A proposed merger between a Cayman parent company and its Cayman subsidiary or subsidiaries will not require authorization by shareholder resolution;

•	the consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation is required unless the court (upon the application of the constituent company that has issued the security) waives the requirement for consent;

•	the plan must be signed by a director on behalf of each constituent company and filed with the Registrar of Companies together with the required supporting documents;

•	a certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation. All rights and property of each of the constituent companies will then vest in the surviving or consolidated company which will also be liable for all debts, contracts, obligations and liabilities of each constituent company. Similarly, any existing claims, proceedings or rulings of each constituent company will automatically be continued against the surviving or consolidated company; and

•	provision is made for a dissenting shareholder of a Cayman constituent company to be entitled to payment of the fair value of his shares upon dissenting to the merger or consolidation. Where the parties cannot agree on the price to be paid to the dissenting shareholder, either party may file a petition to the court to determine fair value of the shares. These rights are not available where an open market exists on a recognized stock exchange for the shares of the class held by the dissenting shareholder.

Shareholders’ Suits

Derivative actions have been brought under Cayman Islands law but were unsuccessful for technical reasons. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or beyond its power;

•	the act complained of, although not beyond the power of the company, could be effected only if authorized by more than a simple majority vote that has not been obtained;

•	those who control the company are perpetrating a “fraud on the minority”; and

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our amended memorandum and articles of incorporation provide for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 50% of our paid-up voting share capital to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed, by way of ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

A Cayman company may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without prior approval from the shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated articles of association provides that, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Rights Plan

On October 17, 2007, our board of directors authorized the distribution of one ordinary share purchase right, which we refer to as the purchase right, for each ordinary share as of the close of business on October 26, 2007. The distribution was made on October 26, 2007, to the shareholders of record as of the close of business on October 26, 2007, or the rights record date. The purchase rights will become exercisable only if a person or group obtains ownership of 15% or more of the Company’s ordinary shares (including by acquisition of our ADSs) or enters into an acquisition transaction without the approval of our board of directors, at which time the holders of the purchase rights (other than the acquiring person or group) will be entitled to purchase from us our ordinary shares at half of the market price at the time of purchase. In the event of a subsequent acquisition of the Company, the holders (other than the acquiring person or group) may be entitled to buy ordinary shares of the acquiring entity half price. The exercise price which we refer to as the rights purchase price, is US$95.00 per purchase right, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement dated as of October 17, 2007, as amended as of June 2, 2008, which we refer to as the rights plan, between the Company and RBC Dexia Corporate Services Hong Kong Limited, as rights agent.

Under the rights plan, Tianwei Baobian will be permitted to purchase our ordinary shares (i) pursuant to its subscription rights under the joint venture contract, as amended, and (ii) from Yingli Power, in each case without triggering the exercisability of the purchase rights.

Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an exempted entity as defined in the rights plan, or an exempted entity) or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of 15% or more of our ordinary shares then outstanding or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an exempted entity) or group of 15% or more of our ordinary shares then outstanding (the earlier of such dates being referred to as the distribution date), the purchase rights will be evidenced by the ordinary shares represented by certificates for ordinary shares outstanding as of the rights record date, together with a copy of the summary of rights disseminated in connection with the original distribution of the purchase rights.

As defined in the rights plan, “exempted entity” means (i) the Company, (ii) any subsidiary of ours, (iii) any entity or trustee holding our ordinary shares for or pursuant to the terms of any employee benefit plan of ours or of any subsidiary of the Company or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of ours, (iv) any Yingli Power entity for so long as it beneficially owns no more than 46.42%, and no less than 15%, of our outstanding ordinary shares; and (v) any Tianwei Baobian entity with respect to our ordinary shares Tianwei Baobian may obtain pursuant to its subscription right or from a Yingli Power entity for so long as the Tianwei Baobian entity beneficially owns no more than 26.78%, and no less than 15% (in each case excluding any ordinary shares as to which it acquires beneficial ownership from a Yingli Power entity), of our outstanding ordinary shares.

The rights plan provides that, until the distribution date (or earlier redemption or expiration of the purchase rights), the purchase rights will be transferable only in connection with the transfer of ordinary shares. The purchase rights are not exercisable until the distribution date. The purchase rights will expire on October 17, 2017 unless extended or unless the purchase rights are earlier redeemed or exchanged by us as described below.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a purchase right, other than purchase rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a purchase right and payment of the rights purchase price, the number of our ordinary shares having a market value of two times the rights purchase price.

In the event that, after a person or group has become an acquiring person, we are acquired in a amalgamation, merger, scheme of arrangement or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a purchase right (other than purchase rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the purchase right, the number of ordinary shares of the person with whom we have engaged in the foregoing transaction (or its parent) having a market value of two times the then-current rights purchase price at the time of such transaction.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding ordinary shares or the occurrence of an event described in the prior paragraph, our board of directors may exchange the purchase rights (other than purchase rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one ordinary share per purchase right (subject to adjustment).

The rights purchase price payable and the number of ordinary shares or other securities or property issuable upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in rights purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such rights purchase price. No fractional ordinary shares will be issued; in lieu thereof, an adjustment in cash will be made based on the market price of our ordinary shares on the last trading day prior to the date of exercise.

At any time prior to the time an acquiring person becomes such, our board of directors may redeem the purchase rights in whole, but not in part, at a price of US$0.01 per purchase right, which we refer to as the rights redemption price. The redemption of the purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the purchase rights, the right to exercise the purchase rights will terminate and the only right of the holders of purchase rights will be to receive the right redemption price.

For so long as the purchase rights are then redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner. After the purchase rights are no longer redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner that does not adversely affect the interests of holders of the purchase rights.

Until a purchase right is exercised or exchanged, the holder of such purchase right will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

History of Securities Issuances

The following is a summary of our securities issuances during the past three years.

Ordinary Shares

On August 7, 2006, we issued a total of 50,000,000 ordinary shares to Yingli Power Holding Company Ltd., or Yingli Power, in connection with our incorporation for an aggregate subscription amount of US$500,000. On September 25, 2006, we issued an additional 9,800,000 ordinary shares to Yingli Power as our sole shareholder for an aggregate subscription amount of US$100,000.

Series A Preferred Shares and a Warrant

On September 28, 2006, we issued to Inspiration Partners Limited 8,081,081 Series A preferred shares for an aggregate purchase price of approximately US$17.0 million, or at US$2.10 per share. On the same date, we also issued to TB Management Ltd., an affiliate of Inspiration Partners Limited, a warrant to purchase 678,811 of our ordinary shares for no consideration, which was subsequently transferred to its affiliate, Fairdeal Development Ltd., and which was exercised on May 23, 2007 to purchase 678,811 of our ordinary shares at an exercise price of US$2.10 per share. All outstanding Series A preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one. The proceeds from the issuance of the Series A preferred shares and the warrant were used to finance the transfer of the 51% equity interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd., or Tianwei Yingli, that was held by Yingli Group Co., Ltd., or Yingli Group, to us.

Series B Preferred Shares and Warrants

During the period from December 20, 2006 through January 13, 2007, we issued to Baytree Investments (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited, and 13 other investors, including J.P. Morgan Securities Ltd., a total of 24,405,377 Series B preferred shares for an aggregate purchase price of US$118 million, or at US$4.835 per share. During the same period, we granted to such investors, other than the three investors who had made advance payments, warrants to purchase an aggregate of 2,112,057 of our ordinary shares at an exercise price of US$0.01 per share. In addition, on or about March 27, 2007, we further issued to the Series B preferred shareholders (other than the three investors who had made advance payments) additional warrants with terms similar to the previously issued Series B warrants to purchase an aggregate of 688,090 of our ordinary shares in exchange for the early termination of an escrow arrangement with certain restriction, which made the release of a portion of the proceeds in an amount of US$19.6 million, that were received from the issuance and sale of the Series B preferred shares contingent upon our obtaining the relevant PRC regulatory approvals and completion of related procedural formalities in connection with the conversion of the shareholder loan into equity interest in Tianwei Yingli. Under an agreement dated May 21, 2007 among us, Yingli Power, Mr. Liansheng Miao and Baytree Investments, the lead Series B preferred shareholder, all of the warrants issued to the Series B preferred shareholders were rendered not exercisable in light of the substantial progress in the relevant PRC regulatory approval process related to the shareholder loan. This amount of US$19.6 million was injected into Tianwei Yingli upon removal of such restriction in the form of entrusted loan from us to satisfy Tianwei Yingli’s working capital requirement. Of US$118 million in aggregate proceeds, US$17 million, which was received as advance payments for the purchase of Series B preferred shares from us, was used to increase our equity interest in Tianwei Yingli to 53.98% from 51%, US$22.6 million (together with US$17 million from portions of the proceeds from the issuance and sale of the mandatory redeemable bonds and the mandatory convertible bonds) was injected into Tianwei Yingli in the form of a direct equity contribution upon completion of relevant PRC registration procedures, and the remaining US$78.4 million was injected into Tianwei Yingli in the form of a shareholder loan from us to Tianwei Yingli which was converted into equity interest in Tianwei Yingli. Upon the completion of relevant PRC registration procedures for the direct equity contribution and obtaining the approval from the SAFE, Baoding Branch for the conversion of the shareholder loan into an equity interest in Tianwei Yingli, which resulted in the additional equity contribution of an aggregate amount of US$118 million to Tianwei Yingli’s registered capital, our equity interest in Tianwei Yingli increased to 70.11% from 62.13%. All outstanding Series B preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one.

Mandatory Redeemable Bonds and Mandatory Convertible Bonds

On November 13, 2006, we issued interest-bearing mandatory redeemable bonds and mandatory convertible bonds to Yingli Power in the aggregate principal amount of US$85 million and at an issue price equal to 98.75% of such aggregate principal amount. The mandatory redeemable bonds in the principal amount of US$38 million were required to be redeemed at their principal amount upon the completion of our initial public offering. The mandatory convertible bonds with the principal amount of US$47 million were automatically convertible into our equity interests at an aggregate value equal to the value of a 3.73% equity interest in Tianwei Yingli upon the completion of our initial offering. The net proceeds from these bonds must be used (i) up to US$62 million, to increase our equity interest in Tianwei Yingli from 53.98% to 62.13% (which event occurred on December 18, 2006), (ii) up to US$17 million, to further increase our equity interest in Tianwei Yingli, (iii) US$4.5 million to be held in a restricted account to be used to service the first three payments falling due under these bonds and (iv) the remaining proceeds for general corporate purpose and working capital. Upon the completion of our initial public offering in June 2007, we redeemed the mandatory redeemable bonds and issued 5,340,088 of our ordinary shares to Yingli Power upon conversion of the mandatory convertible bonds.

Convertible Senior Notes

In December 2007, we completed our convertible senior notes offering and secondary offering, in which we offered and sold an aggregate principal amount of US$172.5 million zero coupon convertible senior notes due 2012 and raised an aggregate of US$168.2 million in proceeds, before expenses, and several of our shareholders sold an aggregate of 6,440,000 ordinary shares in the form of ADSs.

Senior Secured Convertible Notes

In January 2009, we entered into a note purchase agreement with Trustbridge Partners II, L.P., or Trustbridge, under the terms of which we issued US$20.0 million principal amount of senior secured convertible notes due 2012 to Gold Sight International Limited, an affiliate of Trustbridge. In June 2009, we issued 2,000,000 ordinary shares to Trustbridge as a result of the conversion of approximately US$8.7 million of the senior secured convertible notes.

Other Securities Issuances

On December 29, 2006, we issued to China Sunshine Investment Co., Ltd., an investment holding company established in the British Virgin Islands, a warrant to purchase 2,068,252 of our ordinary shares at an exercise price of US$4.835 per share in connection with the repayment and termination of a convertible loan made to Tianwei Yingli on May 17, 2006. China Sunshine Investment Co. Ltd. exercised this warrant in full on February 6, 2007.

In April 2009, we issued 4,125,000 warrants to a fund managed by Asia Debt Management Hong Kong Limited, or ADM Capital, under the terms of a warrant agreement. Each warrant provides for the right to acquire one ordinary share at an initial strike price of US$5.64. We may at our discretion settle the warrants in cash, ordinary shares or a mix of cash and ordinary shares, subject to certain adjustments.

Share Options and Restricted Shares

As of the date of this prospectus, we had granted the following options:

•	Prior to our initial public offering, we granted options to purchase an aggregate of 610,929 ordinary shares to four executive officers at an exercise price of US$2.10 per share. We agreed to grant options to these executive officers at an exercise price of US$2.10 per share, which was determined with reference to the purchase price per share for the Series A financing transaction, at the time when we began negotiating their respective employment terms in September 2006. However, these options were not granted until December 28, 2006 when we finally adopted the 2006 stock incentive plan. Of these, options covering 407,286 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 203,643 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In June 2007, upon the completion of our initial public offering, we granted options to purchase an aggregate of 115,000 ordinary shares to three independent directors and one key employee at an exercise price of US$11.00 per share. Of these, options covering 95,000 ordinary shares have a vesting schedule of three equal and separate annual increments and options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In July 2007, we granted options to purchase an aggregate of 15,000 ordinary shares to one new employee at an exercise price of US$11.00 per share. These options have a vesting schedule of five equal and separate annual increments with the first increment vesting one year after the date of grant.

•	In July 2007, we also granted options to purchase an aggregate of 20,000 ordinary shares to one new employee at an exercise price of US$12.89 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In September 2007, we granted options to purchase an aggregate of 125,700 ordinary shares to one executive at an exercise price of US$18.48 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In December 2007, we granted options to purchase an aggregate of 540,000 ordinary shares to one executive officer and one new employee at an exercise price of US$28.30 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In January 2008, we granted options to purchase 104,000 ordinary shares to a new employee at an exercise price of US$38.39 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In January 2008, we also granted an aggregate of 330,599 ordinary shares to 38 employees at an exercise price of US$21.74 per share. Of these, options covering 32,119 ordinary shares have a vesting schedule of three equal and separate annual increments, options covering 50,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 248,480 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In February 2008, we granted options to purchase an aggregate of 73,500 ordinary shares to 35 employees at an exercise price of US$16.90 per share. These options have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In April 2008, we granted options to purchase an aggregate of 5,000 ordinary shares to one new employee and one other employee at an exercise price of US$17.23 per share. Of these, options covering 3,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 2,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In May 2008, we granted options to purchase an aggregate of 70,000 ordinary shares to 15 employees at an exercise price of US$22.58 per share. Of these, options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 50,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In May 2008, we also granted options to purchase an aggregate of 10,000 ordinary shares to one employee at an exercise price of US$23.43 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In July 2008, we granted options to purchase an aggregate of 127,000 ordinary shares to three employees and two independent directors at an exercise price of US$15.50 per share. Of these, options covering 120,000 ordinary shares have a vesting schedule of three equal and separate annual increments and options covering 2,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case. The remaining options covering 5,000 ordinary shares have a vesting schedule in which options covering 32% of the ordinary shares vested on December 31, 2008 and those covering the other 68% will vest on December 31, 2009.

•	In August 2008, we granted options to purchase an aggregate of 7,500 ordinary shares to one new employee at an exercise price of US$16.73 per share. These options have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In October 2008, we granted options to purchase an aggregate of 1,744,985 ordinary shares to nine executives and 149 employees at an exercise price of US$3.59 per share. Of these, options covering 1,714,985 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant. The remaining options covering 30,000 ordinary shares have a vesting schedule in which options covering 20,000 of the ordinary shares vested immediately on the date of grant and the remaining options will vest one year after the date of grant.

•	In December 2008, we granted options to purchase an aggregate of 12,000 ordinary shares to one director at an exercise price of US$4.35 per share. These options have a vesting schedule where one-third vested immediately on the date of grant and the remaining options will vest in equal and separate increments on August 4, 2009 and August 4, 2010, respectively.

•	In December 2008, we also granted options to purchase an aggregate of 495,000 ordinary shares to six directors, seven executives and one employee at an exercise price of US$5.14 per share. Of these, options covering 475,000 ordinary shares have a vesting schedule of two equal and separate annual increments and options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In February 2009, we granted options to purchase an aggregate of 280,000 ordinary shares to five executives at an exercise price of US$3.81 per share. Of these, options covering 200,000 ordinary shares have a vesting schedule in which one-half vested immediately on the date of grant and the remaining options will vest one year after the date of grant. The remaining options covering 80,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In May 2009, we granted options to purchase an aggregate of 143,000 ordinary shares to five employees at an exercise price of US$9.35 per share. These options have a vesting schedule of four equal and separate annual increments with the first increment vesting one year after the date of grant.

As of the date of this prospectus, we had granted the following restricted shares:

•	In January 2007, we granted 2,576,060 restricted shares for the benefit of certain of our directors, officers and other employees with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In April 2007, we granted 15,000 restricted shares for the benefit of one non-employee with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In May 2007, we granted 30,000 restricted shares for the benefit of one officer with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In February 2009, we granted 24,000 restricted shares for the benefit of certain of our directors and officers. One-half of these restricted shares vested immediately on the date of grant the remaining one-half will vest one year after the date of grant.

As of the date of this prospectus, an aggregate of 1,566,636 restricted shares were issued to the trustee.

Registration Rights

Series A and Series B Preferred Shares

Under the terms of an amended shareholders agreement with our Series A and Series B preferred shareholders, at any time six months after the closing of our initial public offering, any shareholder(s) holding of record at least 33% of registrable securities then outstanding may, on three occasions only, request us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding. Registrable securities are ordinary shares issued or issuable to the holders of our preferred shares or their respective transferees or the holders or transferees of the warrants issued by us.

In addition, upon our company becoming eligible for using Form F-3, any holder of registrable securities may request us to effect a registration statement on Form F-3 for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least US$5.0 million and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any 12-month period. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.

Holders of registrable securities also have “piggyback” registration rights, which may request us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares. If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 35% of the aggregate securities included in such offering. However, the terms of the amended shareholders agreement do not provide for any specific damage, payment or transfer any other consideration to the Series A and B preferred shareholders in the event of non-performance to effect a registration statement.

We are generally required to bear all of the registration expenses incurred in connection with three demand registrations, unlimited Form F-3 and piggyback registrations, except underwriting discounts and commissions.

Holders of our warrants are also entitled to the same registration rights as described above with respect to the ordinary shares into which their warrants are exercisable.

Other Registration Rights

We have agreed to grant a holder of our senior secured convertible notes customary registration rights, if that holder beneficially owns 9.5% or more of our share capital, subject to certain exceptions. In addition, under the terms of the warrant agreement governing the warrants issued to ADM Capital, we have agreed to effect the registration of shares issued upon the exercise of the warrants, subject to certain exceptions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, issues the ADSs which you will be entitled to receive in this offering. Each ADS represents an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among us, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004. J.P. Morgan Securities Ltd., one of our shareholders, is an affiliate of the depositary.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement dated as of July 13, 2007 and amended and supplemented as of February 3, 2009, among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Pursuant to the supplemental agreement to the deposit agreement dated as of February 3, 2009, the ordinary shares underlying the ADRs are entitled to certain rights set forth in a rights agreement between us and RBC Dexia Corporate Services Hong King Limited, as rights agent, or the Rights Agent, dated as of October 17, 2007, which is amended by Amendment No. 1 to the Rights Agreement dated as of June 2, 2008 between us and the Rights Agent. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you Receive Dividends and Other Distributions on the Shares Underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the Depositary Issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR Holders Cancel an ADS and Obtain Deposited Securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The Depositary may Fix Record Dates for the Determination of the ADR Holders who will be Entitled (or Obligated, as the Case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters, or

•	all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What Fees and Expenses will you be Responsible for Paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.04 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year (with the aggregate of such fees not to exceed the amount set forth above) and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees owing by such holder for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall.

Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(i) amend the form of ADR;

(ii) distribute additional or amended ADRs;

(iii) distribute cash, securities or other property it has received in connection with such actions;

(iv) sell any securities or property received and distribute the proceeds as cash; or

(v) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How May the Deposit Agreement be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How May the Deposit Agreement be Terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, us and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in -fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

UNDERWRITING

We or the selling securityholders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or the selling securityholders or on our or the selling securityholders’ behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or the selling securityholders. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or the selling securityholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or the selling securityholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We or the selling securityholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or the selling securityholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of securities offered by us will be a new issue and will have no established trading market and each series of securities offered by the selling securityholders will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the selling securityholders and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or the selling securityholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling securityholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravenue the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments, which do not otherwise violate basic legal principles, state sovereignty, safety or social public interest of the PRC, in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would recognize and enforce judgments rendered by U.S. courts.

VALIDITY OF SECURITIES

The validity of the securities offered hereby (other than the ordinary shares) will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares in this offering will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

The consolidated balance sheets of Yingli Green Energy Holding Company Limited as of December 31, 2007 and 2008 and the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, and the consolidated statements of income, owners’ equity, and cash flows of Baoding Tianwei Yingli New Energy Resources Co., Ltd. for the period from January 1, 2006 through September 4, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.